Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ConAgra Foods, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-101851 on Form S-3 and Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 033-63061, 33-37293, and 333-137739 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our reports dated July 23, 2008, with respect to the consolidated balance sheets of the Company as of May 25, 2008 and May 27, 2007, the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 25, 2008, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of May 25, 2008, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 25, 2008.

Our reports dated July 23, 2008, on the consolidated financial statements and consolidated financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R); and SFAS No. 123 (revised 2004), Share-Based Payment.

/s/    KPMG LLP

Omaha, Nebraska

July 23, 2008